Exhibit 10.6

ESSENDANT INC.

MANAGEMENT INCENTIVE PLAN

Performance-Based Cash Award Agreement

This Award Agreement (this “Agreement”), dated [[DATE]] (the “Award Date”), is by and between [[FIRSTNAME]] [[LASTNAME]] (the “Participant”), and Essendant Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s Management Incentive Plan (the “Plan”).

In the exercise of his discretion to grant awards under the Plan, the President and Chief Executive Officer has determined that Participant should receive an award of cash under the Plan, on the following terms and conditions:

1.

Grant. The Company hereby grants to Participant an award (the “Award”) consisting of [[dollar amount granted]] (the “Target Number”), subject to adjustment as provided in the Plan, and subject to possible increase to as many as one and one half times the adjusted Target Number, or decrease to as low as zero, depending on the degree to which the Company has satisfied the performance goals specified in Appendix A to this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.	Vesting; Effect of Date of Termination. For purposes of this Agreement, “Vesting Date” means the earlier of [[DATE]], or such other date upon which a vesting event occurs pursuant to this Section 2.
(a)

The Award will vest on the Vesting Date (i) if the Participant’s Date of Termination has not occurred before the Vesting Date, and (ii) only to the extent the Award has been earned as provided in Section 3 during the period (the “Performance Period”) from [[DATE]] to [[DATE]] (the “Determination Date”). The period from the Award Date through the Vesting Date is referred to as the “Vesting Period.” Except as provided in paragraphs 2(b) through 2(f), if the Participant’s termination date (the “Date of Termination”) occurs for any reason prior to the Vesting Date, the Award will be forfeited as of the Participant’s Date of Termination.

(b)

If the Participant’s Date of Termination occurs during the Vesting Period, but prior to a Change of Control, by reason of the Participant’s death or Permanent and Total Disability (as defined in paragraph 2(f)), a portion of the Award will become vested as of the Participant’s Date of Termination. That portion shall be equal to an amount determined by multiplying the Target Number by a fraction, the numerator of which shall be the number of whole months elapsed from the Award Date through the Date of Termination, and the denominator of which shall be 36. The remaining portion of the Award that does not vest as provided in this paragraph shall be forfeited as of the Participant’s Date of Termination.

(c)

If the Participant’s Date of Termination occurs during the Vesting Period, but prior to a Change of Control, by reason of the Participant’s Retirement (as defined in paragraph 2(h)), then except as provided in paragraph 2(d), the Award will remain outstanding until the Vesting Date, at which point a prorated portion of the Award will vest to the extent that it has been earned as provided in Section 3 during the Performance Period, but only if the following conditions have been satisfied: (i) the Participant has provided the Company with written notice of his or her intent to retire at least 3 months prior to the Participant’s Date of Termination (but such advance notice shall not be required if Retirement occurs as a result of the Participant’s involuntary Separation from Service without Cause or the Participant’s Separation from Service for Good Reason (as defined in the Company’s 2015 Long Term Incentive Plan, as amended)); and (ii) the Participant executes a release of claims and an agreement not to compete in such forms as the Company may prescribe, and such release and agreement have become fully effective, within 60 days following the Participant’s Date of Termination. If the conditions described in the preceding sentence are not satisfied, the Award shall be forfeited as of the Participant’s Date of Termination. The proration described in this paragraph 2(c) shall be accomplished as follows: (A) following the Determination Date, the President and Chief Executive Officer shall determine the portion of the Award that the Participant would have earned pursuant to Section 3 if he or she had remained employed through the Vesting Date, then (B) that portion of the Award shall be multiplied by a fraction, the numerator of which is the number of full months occurring between the Award Date and the Participant’s Date of Termination, and the denominator of which is 36.

(d)

If (i) a Change of Control occurs during the Vesting Period and prior to the Participant’s Date of Termination, or (ii) a Change of Control occurs after the Participant’s Retirement, but prior to the Determination Date, then in either case the Award will become fully vested with respect to the Target Number as of the date of such Change of Control. For the avoidance of doubt, the provisions of this paragraph 2(d) will apply after the Participant’s Retirement only if the conditions set forth in paragraph 2(c) have been satisfied in connection with such Retirement.

(e)

If (i) the Participant’s Date of Termination occurs during the Vesting Period, but prior to a Change of Control, as a result of the Participant’s involuntary Separation from Service without Cause or the Participant’s Separation from Service for Good Reason (but excluding the Participant’s Retirement if the conditions in paragraph 2(c) are satisfied in connection with such Retirement), (ii) a Change of Control then occurs within six months following the Participant’s Date of Termination, and (iii) the President and Chief Executive Officer determines that there is clear evidence that the Participant’s termination of employment was made in contemplation of the Change of Control, then an amount equal to the Target Number will become vested hereunder and paid to the Participant pursuant to Section 4.

(f)

For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his or her duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period. Notwithstanding the foregoing, to the extent necessary to cause the Award to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), “Permanent and Total Disability” shall mean a “disability” as described in Treasury Regulations Section 1.409A-3(i)(4).

(g)

For purposes of this Agreement, a Date of Termination shall be deemed to have occurred only if on such date the Participant has also experienced a “separation from service” as defined in the regulations promulgated under Code Section 409A (a “Separation from Service”).

(h)

For purposes of this Agreement, “Retirement” means the Participant’s Separation from Service occurring after the Participant has reached age 60 and, as of the applicable Date of Termination, has completed at least five years of continuous service with the Company and its Subsidiaries.

(i)

For purposes of this Agreement, a Change of Control shall be deemed to have occurred only if such event would also be deemed to constitute a “change in control event” (as described in Treasury Regulation Section 1.409A-3(i)(5)(i)) with respect to the Company.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Award is forfeited as provided herein.

3.

Earned Award. Except as specifically provided in Section 3, the maximum potential value of an award (the “Earned Award”) that is eligible for vesting as of the Vesting Date will be determined by the extent to which the Company and Participant have satisfied the performance goals for the Performance Period ending on the Determination Date as set forth in Appendix A to this Agreement. Any portion of the Award that is not earned and will not vest as of the Vesting Date will be forfeited effective as of the

Determination Date. Notwithstanding any contrary provision of this Agreement, the Award may be subject to adjustment as provided in the Plan.
4.

Settlement. Except as set forth in the Plan, Payments due in respect of Participant’s Award shall be made after the Scheduled Vesting Date, but no later than [[DATE]] or promptly following the vesting date otherwise described in Section 2. All payments made hereunder shall be subject to applicable tax withholding.

5.

Restrictive Covenants; Recovery of Payments. Notwithstanding any contrary provision of this Agreement, the Company may recover amounts paid in respect of an award granted or paid under this Agreement to the extent required by the terms of any clawback or compensation recovery policy adopted by the Company. Furthermore, and in consideration of the grant of Participant’s award under the terms of this Agreement and in recognition of the fact that Participant has received and will receive Confidential Information (as defined in paragraph 5(e)(iv)) during Participant’s Service (as defined in paragraph 5(e)(v)), Participant agrees to be bound by the restrictive covenants set forth in paragraphs 5(a), 5(b), 5(c), and 5(d), below (the “Restrictive Covenants”). In addition, but subject to the last sentence of this paragraph, Participant agrees that if Participant violates any provision of such Restrictive Covenants, then (i) the unvested portion of this award shall immediately become null and void, and (ii) any amount paid to Participant hereunder at any time during the three-year period immediately preceding the date on which such violation occurred shall, upon demand from the Company at any time after discovery of the violation of a Restrictive Covenant or other imposition of a claw back, be repaid to the Company. Subject to the last sentence of this paragraph and any applicable limitations of Code Section 409A, by accepting this Agreement, Participant consents to a deduction from any amounts the Company owes Participant from time to time (including amounts owed to Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by the Company), to the extent of the amounts Participant owes the Company under this Section 5. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Participant owes pursuant to this Section 5, Participant hereby agrees to pay immediately the unpaid balance to the Company. Notwithstanding the foregoing, if and to the extent that a violation of a Restrictive Covenant is curable at the time of discovery by the Company, Participant will not be deemed to have violated such Restrictive Covenant unless and until the Company gives Participant written notice of such violation and Participant fails to cure such violation within 30 calendar days after receipt of such written notice.

(a)

Confidential Information. Participant acknowledges that during the course of his or her Service, he or she has received and will receive Confidential Information. Participant further acknowledges that he or she has received a copy of the Company’s Confidentiality and Nondisclosure Policy. Participant acknowledges and agrees that it is his or her responsibility to protect the integrity and confidential nature of the Confidential Information, both during and after his or her Service, and Participant shall not directly or indirectly use, disclose, disseminate, or otherwise make available any such Confidential Information, either during or after the term of his or her Service, except as necessary for the performance of his or her duties to the Company or as expressly permitted in writing by the Company.

(b)

Competitive Activities. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever (including Retirement), Participant shall not engage in any Competitive Activity (as defined in paragraph 5(e)(iii)). Participant’s obligations under this paragraph 5(b) shall apply in any geographic territory in which the Company conducts its business during the term of Participant’s Service. In the event that any portion of this paragraph 5(b) shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(c)	Non-Solicitation. During Participant’s Service and for two years after the termination of Participant’s Service for any reason whatsoever, Participant shall not:
(i)

solicit, induce or attempt to solicit or induce any employee, consultant, or independent contractor of the Company (each, a “Service Provider”) to leave or otherwise terminate such Service Provider’s relationship with the Company, or in any way interfere adversely with the relationship between any such Service Provider and the Company;

(ii)

solicit, induce or attempt to solicit or induce any Service Provider to work for, render services to, provide advice to, or supply Confidential Information or trade secrets of the Company to any third person, firm, or entity;

(iii)	employ, or otherwise pay for services rendered by, any Service Provider in any business enterprise with which Participant may be associated, connected or affiliated;
(iv)

call upon, induce or attempt to induce any current or potential customer, vendor, supplier, licensee, licensor or other business relation of the Company for the purpose of soliciting or selling products or services in direct competition with the Company or to induce any such person to cease or refrain from doing business with the Company, or in any way interfere with the then-existing or potential business relationship between any such current or potential customer, vendor, supplier, licensee, licensor or other business relation and the Company;

(v)

call upon any entity that is a prospective acquisition candidate that Participant knows or has reason to know was called upon by the Company or for which the Company made an acquisition analysis for the purpose of acquiring such entity; or

(vi)

assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Participant. In particular, Participant will not, directly or indirectly, induce any Service Provider of the Company to carry out any such activity.

(d)

Other Restricted Activities. During Participant’s Service and for two years after the later of (i) termination of Participant’s Service for any reason whatsoever or (ii) the Vesting Date, Participant shall not engage in any other activity that is inimical, contrary or harmful to the interests of the Company including, but not limited to, (i) conduct related to Participant’s Service for which either criminal or civil penalties against Participant may be sought, (ii) violation of Company policies, including, without limitation, the Company’s insider trading policy, or (iii) participating in a hostile takeover attempt.

(e)	Definitions. For purposes of this Section 5, the following terms shall have the following definitions:
(i)	The term “Company” shall include any Subsidiary of the Company that may exist at a given time.
(ii)

The term “Competing Business” shall mean any business activities that are directly or indirectly competitive with the business conducted by the Company or its Subsidiaries at or prior to the date of the termination of Participant’s Service, all as described in the Company’s periodic reports filed pursuant to the Exchange Act (e.g., the Company’s Annual Report on Form 10-K) or other comparable publicly disseminated information.

(iii)	The term “Competitive Activity” shall mean directly or indirectly investing in, owning, operating, financing, controlling, or providing services to a Competing Business if the nature of such services are the same as or similar in position scope and geographic scope to any position held by Participant during the last two years of his or her employment with the Company, such that Participant’s engaging in such services on behalf of a Competing Business does or may pose competitive harm to the Company, provided that passive investments of less than a 2% ownership interest in any entity that is a Competing Business will not be considered to be a “Competitive Activity.”

(iv)

The term “Confidential Information” has the meaning set forth in the Company’s Confidentiality and Nondisclosure Policy. Confidential Information includes not only information contained in written or digitized Company documents but also all such information that Participant may commit to memory during the course of his or her Service. “Confidential Information” does not include information that is available in reasonably similar form to the general public through no fault of Participant, or that was received by Participant outside of the Company, without an obligation of confidentiality.

(v)

Participant will be deemed to be in “Service” to the Company so long as he or she renders continuous services on a periodic basis to the Company in the capacity of an employee, director, consultant, independent contractor, or other advisor (but, in the case of Participant’s continued Service as a consultant, independent contractor, or other advisor, only as determined by the Committee (as defined in the Company’s 2015 Long Term Incentive Plan, as amended) or the Board, in its sole and absolute discretion, following Participant’s initial Service as an employee or director).

(f)

Equitable Relief; Enforceability. By accepting this Agreement and the award granted hereby, Participant agrees that the Restrictive Covenants set forth in this Section 5 are reasonable and necessary to protect the legitimate interests of the Company. In the event a violation of any of the restrictions contained in this Section 5 is established, the Company shall be entitled to seek enforcement of the provisions of this Section 5 through proceedings at law or in equity in any court of competent jurisdiction, including preliminary and permanent injunctive relief. In the event of a violation of any provision of subsection (b), (c), or (d) of this Section 5, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation have been finally terminated in good faith. Participant is aware that there may be defenses to the enforceability of the Restrictive Covenants set forth in this Section 5, based on time or territory considerations, and Participant knowingly, consciously, intentionally, entirely voluntarily, and irrevocably waives any and all such defenses and agrees that he or she will not assert the same in any action or other proceeding brought by the Company for the purpose of enforcing the Restrictive Covenants.

(g)

DTSA Disclosure. Participant is hereby advised of the following protections provided by the Defend Trade Secrets Act of 2016, 18 U.S. Code § 1833(b), and nothing in this Agreement shall be deemed to prohibit the conduct expressly protected by 18 U.S. Code § 1833(b):

(i)

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.	No Right to Employment. Nothing herein confers upon Participant any right to continue in the employ of the Company or any Subsidiary.
7.

Nontransferability. Except as otherwise provided by the Committee or as provided in Section 2, and except with respect to cash delivered in settlement of the vested award, Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by Participant by will or by the laws of descent and distribution. Issuance of cash in settlement of the award will be made only to Participant; or, if the Company has been provided with evidence acceptable to it that Participant is legally incompetent, Participant’s personal representative; or, if Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with the Company’s applicable procedures. The Company may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein. Any effort to otherwise assign or transfer any Award or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of Participant and his or her beneficiary in and under this Agreement.

8.

Administration and Interpretation. The President and Chief Executive Officer has the authority to control and manage the operation and administration of the Plan and to make all interpretations and determinations necessary or appropriate for the administration of the Plan and this Agreement, including the enforcement of any recovery of payments pursuant to Section 5 or otherwise. Any interpretations of the Plan or this Agreement by the President and Chief Executive Officer and any decisions made by him under the Plan or this Agreement are final and binding on Participant and all other persons. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan except to the extent such resolution would result in a violation of Code Section 409A. The President and Chief Executive Officer shall have the right to exercise negative discretion to reduce the value of the amount to be paid hereunder below the amount that might otherwise be payable hereunder.

9.

Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Illinois, without regard to principles of conflicts of law of Illinois or any other jurisdiction.

10.

Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by Participant from the office of the Secretary of the Company. In addition, this Agreement and Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the President and Chief Executive Officer from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

11.

Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

12.

Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Participant have duly executed this Agreement as of the Award Date.

ESSENDANT INC.	PARTICIPANT

/s/ Robert B. Aiken, Jr	__________________________
Robert B. Aiken, Jr President and Chief Executive Officer	[[FIRSTNAME]] [[LASTNAME]]

APPENDIX A

Performance-Based Cash Award Agreement

Vesting Period:

The determination of the Cash Award that will be earned and vested as of the Vesting Date as provided in Section 2 of the Agreement will be determined as follows:

[Performance-based objectives to be described]